ILLINOIS CENTRAL CORPORATION AND SUBSIDIARIES
                  COMPUTATION OF INCOME PER COMMON SHARE
                   ($ in millions, except share data)


                            Three Months         Six Months
                           Ended June 30,       Ended June 30,
                           1995      1994        1995     1994

Income before
 extraordinary
  item                   $ 29.6     $ 24.8      $ 63.9     $ 52.5

Extraordinary item, net   (11.4)         -       (11.4)         -
Net income               $ 18.2     $ 24.8      $ 52.5     $ 52.5

Calculation of average
 number of shares
 outstanding:
Primary:
Weighted average number
 of common shares
 outstanding         41,895,758  42,604,829  42,154,438 42,604,639

Effect of shares
issuable under stock
options                 138,582     114,427     134,991    117,024
                     42,034,340  42,719,256  42,289,429 42,721,663
Fully diluted:
Weighted average
number of common
shares
 outstanding         41,895,758  42,604,829  42,154,438 42,604,639

Effect of shares
issuable under
stock options(1)        137,895     109,477     137,895    122,961
                     42,033,653  42,714,306  42,292,333 43,727,600

Income per common
 share:
Primary:
Before extra-
 ordinary
 item               $     0.71   $     0.58  $     1.51 $     1.23

Extraordinary
 item, net               (0.27)           -       (0.27)          -
Net income          $     0.44   $     0.58  $     1.24 $      1.23

Fully diluted:
Before extra-
 ordinary item      $     0.71   $     0.58  $     1.51 $      1.20

Extra-
 ordinary item,
 net                     (0.27)           -       (0.27)          -
Net income          $     0.44   $     0.58  $     1.24 $      1.20

(1) Such items are included in primary calculation.
    Additional shares represent difference between average price of common stock for the period and the end of period price.